ARTHUR ANDERSEN LLP



	  REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



To the Board of Directors and Stockholder of Barnett Mortgage Company:



We have examined management's assertion about BARNETT MORTGAGE COMPANY (a Florida corporation and a wholly owned subsidiary of Barnett Banks, Inc.) AND SUBSIDIARIES' (the "Company") compliance with the minimum servicing standards identified in the Mortgage Bankers Association of America's UNIFORM SINGLE ATTESTATION PROGRAM FOR MORTGAGE BANKERS ("USAP") and that the Company had in effect fidelity bond and errors and omissions policies in the amount of $75,000,000 and $35,000,000, respectively, as of and for the year ended December 31, 1995 included in the accompanying management compliance assertion. Management is responsible for the Company's compliance with those minimum servicing standards and for maintaining a fidelity bond and errors and omissions policy. Our responsibility is to express an opinion on management's assertion about the entity's compliance with the minimum servicing standards and maintenance of fidelity bond and errors and omissions policies based on our examination.

Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Company's compliance with the minimum servicing standards and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with the minimum servicing standards.

In our opinion, management's assertion that the Company complied with the aforementioned minimum servicing standards and that the Company had in effect fidelity bond and errors and omissions policies in the amount of $75,000,000 and $35,000,000, respectively, as of and for the year ended December 31, 1995 is fairly stated in all material respects.



/s/ Arthur Andersen LLP



Jacksonville, Florida
March 8,1996